EXHIBIT 99.1

CORPORATE PARTICIPANTS
Brian Shipman Broadridge Financial Solutions Inc. - VP and Head of IR
Rich Daly Broadridge Financial Solutions Inc. - President & CEO
Jim Young Broadridge Financial Solutions Inc. - CFO
CONFERENCE CALL PARTICIPANTS
David Togut Evercore ISI - Analyst
Peter Heckmann Avondale Partners - Analyst
George Mihalos Credit Suisse - Analyst
Christopher Donat Sandler O'Neill & Partners - Analyst
Stephanie Davis JPMorgan - Analyst
Niamh Alexander Keefe, Bruyette & Woods, Inc. - Analyst

PRESENTATION

Operator
Good morning. My name is Janeesa, and I'll be your conference facilitator. At this time, I would like to welcome everyone to the Broadridge Financial Solutions third-quarter 2015 earnings conference call. I would like to inform you that this call is being recorded.

(Operator Instructions)

I will now turn the conference over to Brian Shipman, Vice President, Head of Investor Relations. Please go ahead, sir.

Brian Shipman - Broadridge Financial Solutions Inc. - VP and Head of IR

Thank you. Good morning, everyone. And welcome to the Broadridge quarterly earnings call and webcast, for the third-quarter 2015 results. This morning, I'm here with Rich Daly, our President and Chief Executive Officer; and Jim Young, our Chief Financial Officer. I trust by now that everyone has had the opportunity to review the earnings release we issued this morning. The news release and slide presentation that accompany today's earnings call and webcast, can be found on the Investor Relations page at Broadridge.com.

During today's call, we will discuss some forward-looking statements, regarding Broadridge, that involve risk. These risks are summarized on slide 2. We also encourage participants to refer to our SEC filings, including our annual report on Form 10-K, for a complete discussion of forward-looking statements, and the risk factors faced by our business. Our non-GAAP FY15 earnings results exclude the impact of acquisition, amortization and other costs. These costs are significant, and we believe the non-GAAP information provides investors with a more complete understanding of Broadridge's underlying operating results. A description of these non-GAAP adjustments, and reconciliations to the comparable GAAP measures, can be found in the earnings release.

Now, let's turn to slide 3 and review today's agenda. First, Rich Daly will start today's call with his opening remarks, and will provide you with a summary of the financial highlights for the third quarter 2015, followed by a discussion of a few key topics. Next, Jim Young will then review the financial results in further detail. Finally, Rich will provide some closing thoughts before the Q&A portion of the call.

So, without further delay, let me now turn the call over to Rich. Rich?

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

Good morning, everyone. Thanks Brian, and welcome to the team. Brain is new to Broadridge, joining us from Gartner, where he spent four years as their Head of Investor Relations. Prior to Gartner, Brian was a sell-side analyst for 14 years at Jefferies, UBS and Robertson Stephens. I'm excited to have someone of Brian's caliber lead our Investor Relations effort. I would also like to thank David Ng for his efforts and contributions in various Investor Relations roles over the years.

Let's begin on slide 4, with the key points we hope that you'll take away from this call. To start, I am pleased with our financial performance in the third fiscal quarter, and on a year-to-date basis. Our performance was led by recurring revenues, primarily growth from net new business, which has continued to provide momentum. I am very pleased with our recurring revenue closed sales results, which built upon the strong first half start, and continued through the third quarter. Growing the business organically remains core to our strategy, and this strong performance is key to our future revenue growth.

Seeing sustained demand for our products and solutions that are strategically aligned with the growing importance of the key industry trends of mutualization, digitization and data and analytics, gives me continuing confidence that we will achieve our three-year plan. As part of our goal to achieve top quartile total shareholder returns, over any multi-year period, we have stated that our priorities include a sound capital stewardship strategy, including a commitment to paying a meaningful dividend, the continuous reinvestment in the business, through selective tuck-in acquisitions and internal product development, as well as the repurchase of our stock. In the third quarter, we executed on our capital allocation strategy by deploying $34 million on the Direxxis acquisition, and we also repurchased $109 million of our stock.

I am particularly excited about our tuck-in acquisitions, which are accelerating our growth and creating long-term value for our stockholders. Going forward, you can expect that we will continue to focus on executing acquisitions that strategically fit and expand our product and solutions portfolio. In a few minutes, I will talk more about the recent Wilmington Trust Retirement and Institutional Services Unit and Direxxis acquisitions, and how well they fit within Broadridge. Given our year-to-date performance, including our very strong sales results, I am confident we will end the year with solid revenue momentum. We're also on track to achieve our guidance for the full fiscal year, which I will discuss further on the next slide.

Let's move to slide 5, which covers the financial highlights for our fiscal third quarter. To reiterate, I am pleased with our third-quarter financial performance, and how these results keep Broadridge on track to hit our three-year performance objectives. Recurring fee revenues were up 5%, mainly from the contribution from Net New Business, and enhanced by higher internal growth. Internal growth was driven by continued position growth, in both equities and mutual fund interim communications. Total revenues were also up 5%, with higher event driven and distribution revenues.

In the third quarter, our adjusted diluted earnings per share were $0.47, which represents an increase of 7%. Year to date, our adjusted diluted earnings per share were $1.09, compared to $1.08 a year ago, a modest increase from last fiscal year. Our full-year guidance had anticipated this quarterly phasing, especially given the unusually strong start in FY14. As we highlighted at Investor Day, we plan to increase the levels of share repurchases. During the third quarter, we repurchased approximately $109 million worth of our stock, at an average price of $52.90, net of proceeds from option exercises.

Finally, given the strong year-to-date performance, driven by recurring revenue momentum, we are reaffirming our guidance of adjusted diluted EPS of $2.42 to $2.52. And, we anticipate adjusted diluted EPS to be around the midpoint of our guidance range, representing about 10% growth for the full fiscal year. We continue to expect recurring fee revenue growth of 5% to 7%, and total revenue growth of 4% to 6%. We also expect recurring revenue closed sales to hit the upper half of our $110 million to $150 million range, which would result in another record year.

Turning to slide 6. I want to underscore, again, that I am very pleased with our recurring revenue closed sales performance, which has been very strong year to date. For the quarter, recurring revenue closed sales of $27 million were up 14%. Year to date, recurring revenue closed sales were $108 million, and increased 75% over the prior year, and remains at record levels. Our clients’ continued trust in the Broadridge brand supports sustainable sales growth going forward. Our exceptional client revenue retention rate of 97% is another proof point that we have one of the most trusted brand names in the industry. With a strong pipeline, I remain very enthusiastic about Broadridge's ability to close new sales, and we're also well-positioned to drive continued revenue growth, with our strong backlog of recurring revenue closed sales currently being implemented.

Let's move on to slide 7, where I will provide some color around our recent tuck-in acquisitions. The successful execution of tuck-in acquisitions, and internal product development, remains a core component of our growth strategy. Broadridge continues to live by very disciplined acquisition standards. Any deal we announce has cleared a rigorous strategic review process, and a disciplined financial analysis. We set a 20% IRR hurdle rate. We target EPS accretion in about one year, accelerated organic growth and a healthy margin contribution. The most recent transactions fit our tuck-in acquisition strategy, to target both assets that are complementary to existing Broadridge businesses, and assets that we understand the execution risk to achieve our internal rate of return goals.

After the close of the third-quarter, in April 2015, the Company completed the acquisition of the trade processing business of the Wilmington Trust Retirement and Institutional Services Unit of M&T Bank Corporation for about $61 million. To reinforce a couple of important points I discussed on last quarter's earnings call, this acquisition adds additional scale to our successful, industry-leading Matrix platform, bringing about 35 new TPA relationships, and adding approximately $50 billion of assets under administration, or AUA. The combined Matrix entity now has approximately $300 billion of AUA, up from about $125 billion of AUA in FY11, when we entered this market with the acquisition of Matrix.

The acquisition will expand Broadridge's suite of solutions for the growing qualified and non-qualified plan services market, and the support it provides for third-party administrators, financial advisors, record keepers and banks. This acquisition further scales the power of Matrix's open architecture platform. And adds to Broadridge's overall retirement offering, which includes advanced retirement communications capabilities, advisor support and data analytics. It's great to add Wilmington Trust's trade processing business, and their highly skilled associates, to the Broadridge team.

During the fiscal third quarter in March, we acquired Direxxis for about $33 million. Direxxis is a well-known provider of cloud-based marketing solutions for wealth and asset managers. Direxxis built an innovative marketing management and automation platform, which enables wealth and asset management companies and insurers to manage and implement marketing activities efficiently across field offices and branch locations using consistent standards. The Direxxis platform provides unique analytic capabilities designed to increase marketing and sales effectiveness and has advanced social media tools and a modular architecture.

The addition of Direxxis is the latest advancement in Broadridge's strategy to build market-leading solutions for financial advisors, and expands upon our evolving and growing set of advisor-facing product solutions, which already include Forefield and Emerald Connect. The advisor market, as a whole, is a natural extension of the communications business, which specializes in regulatory and customer communications for brokers and corporate issuers, as well as data-driven solutions for mutual fund and retirement providers. This new Broadridge solution will be offered through our Investor Communications segment.

Let me extend a very warm welcome to the Direxxis team, whose talents and expertise will make Broadridge an even more valuable business partner to the financial services industry. We are truly excited about this new relationship, and are delighted to welcome Direxxis' highly skilled management team and associates to Broadridge. The integration efforts for both of these acquisitions are moving along as planned. Both acquisitions meet our criteria, and we're excited by the prospects.

Now, I'll turn the call over to Jim, who will talk more about the financial results.

Jim Young - Broadridge Financial Solutions Inc. - CFO

Thank you, Rich. Good morning, everyone. Before moving to slide 8 and the details of our results, I will begin with some call-outs.

First, our Q3 performance. With recurring revenue growth of 5% for both the quarter and year to date, we're performing consistent with our guidance and expectations, which anticipated the tougher comparables in the first part of the year. Similarly, adjusted earnings per share growth of 7% and 1% in the third quarter and year to date respectively, reflects the unusually high level of earnings in the first half of FY14, relative to our historical quarterly distribution. With our highest earnings and highest margin quarter of the fiscal year yet to come, we remain on track to deliver our full-year earnings per share guidance.

Second, acquisitions. We have now closed three acquisitions this fiscal year, TwoFour, Direxxis and Wilmington, for an aggregate investment of about $125 million. As mentioned previously, TwoFour is about a $10 million a year revenue business. Direxxis is a $15 million-plus a year revenue business. And, Wilmington is a $50 million-plus a year revenue business, where about half of this revenue will be recorded as recurring fee revenue. And, the other half will be recorded as distribution revenue. The distribution revenue, similar to Matrix, is primarily our clients' portion of shareholder servicing, and 12b-1 fees and, as such, has no profit contribution. For FY15, these acquisitions will be dilutive to adjusted EPS by about $0.01. In FY16, we expect these acquisitions to be modestly accretive, in the aggregate.

Third, share repurchases. We repurchased a total of 2.4 million shares in Q3 at an average price of $52.90, representing $129 million. As Rich highlighted, $109 million of the $129 million was net of proceeds from the exercise of options. Again, this activity was consistent with the capital stewardship priorities articulated at our Investor Day. We expect to continue to both invest in the business, and return cash to shareholders. With respect to returning cash via share repurchase, we will communicate any activity after the fact.

Fourth, debt. We ended the quarter with an additional $105 million in debt. This debt is financed with our $750 million revolving credit facility, with a current variable interest rate between 1% and 2%. As we've discussed previously, we're targeting a longer-term, Adjusted Debt to EBITDAR ratio of 2 times. Subject to a number of factors, we may refinance our revolver balance to a longer-term instrument, at some point in the future.

Fifth, foreign exchange. As highlighted on our last call, FX continues to impact growth on both the top and bottom lines. The FX drag on revenue growth was about 1 point for the third quarter and year to date. And again, we anticipate greater than 1 point of drag for the full year. As it relates to adjusted EPS, EPS growth for the quarter, and year to date, were impacted by 2 points and 1 point, respectively. For the full-year, we expect about a1 point drag on Adjusted EPS growth. And finally, full-year guidance. As Rich mentioned in reaffirming our guidance, we expect Adjusted EPS to be around the midpoint of our $2.42 to $2.52 per share guidance range for the full year. This represents approximately 10% growth and corresponds to adjusted earnings before taxes growth of 12%.

I would like to highlight a few unplanned items that are having an impact on our 2015 results. FX will reduce adjusted EPS by about $0.04 elevated commissions, from what we are anticipating will be a record sales year come at a cost of about $0.02 and the acquisitions, after accounting for purchase amortization and deal costs, are another $0.01 of dilution. On the other side of the ledger, our Q3 share repurchases should add about $0.01 for the year. So, while there are always ins and outs in any given year and we still have about 50% of our full-year earnings to come in the fourth quarter, these four items create an approximate net $0.06 unplanned headwind to adjusted EPS, for the full year 2015.

Now, focusing on slide 8 and starting at the top. This page shows the drivers, or components, of our 5% recurring and total revenue growth for the quarter. Again, recurring revenue closed sales is the dominant contributor to our growth, with 5 points of growth, as sales ramp and we onboard new business. Client losses of 3 points eat into this contribution, and reflect a combination of losses contemplated in the beginning of the year, and a bit of client turnover. Internal growth added 1 point, as we saw continued strength in equity stock record and mutual fund positions, which grew at 12% and 8%, respectively, and healthy post-sale activity. Please remember that previous quarters' stock record position growth rates are not necessarily indicative of the growth rate for the fourth quarter proxy season.

On the Global Technology and Operations side, trade volumes contributed very modestly with equity trades coming in flat to last year's Q3, and fixed income trades up 6%. Acquisitions accounted for 2 points of recurring revenue growth as we had a partial quarter of Emerald, which anniversaried in February, a full quarter of TwoFour, which closed on December 31, and, a partial quarter of Direxxis, which closed in early March.

Moving down to total revenue growth. Recurring fee growth accounted for 3 points of the 5% revenue growth. Event Driven revenue contributed 2 points of revenue growth, and was up 25% year over year, and up 12% year to date. All in, we're on track to deliver a revenue growth guidance of 5% to 7% for recurring revenue, and 4% to 6% for total revenue. Finally, our EBIT margin was about 14%, as we hit the higher-margin second half of the year. As we've discussed in previous calls, SG&A growth indeed slowed. These expenses contracted by 4%, and are now up 12% year to date, as a few one-time items are now behind us, and we begin to lap investments made in the back half of FY14.

Now turning to slide 9 and the performance of the segments. Investor Communication Solutions, or ICS, continue to perform well, with 6% recurring fee growth, driven by equal contributions from Net New Business, Internal Growth and acquisitions. Internal growth contributed 2 points, with a healthy position growth in both stock records and mutual funds and also, good post-sale activity. Also, the Emerald and Direxxis acquisitions, which are recorded in the ICS segment, contributed a couple of points of revenue growth. As a reminder, the trade processing business of Wilmington Trust will be combined with our Matrix business, which is in the ICS segment, and will begin to show up in our financial results in our fiscal fourth quarter.

ICS' total revenue grew 7% in the quarter, as we saw good, beneficial, mutual fund proxy activity, which drove most of the 25% growth in event driven revenue. ICS' EBIT grew 10% for the third quarter, and 15% year to date, with healthy contributions from a variety of products, and with continued investment in the business. Global Technology and Operations, or GTO, revenues grew 3%, as net new business contributed 2 points and the TwoFour acquisition contributed another point of growth. With trading volume growth modest, internal growth for the quarter was neutral to the business' overall revenue growth.

GTO continues to deliver solid sales results, and is on pace for a record sales year, where the benefits of these sales will accrue to FY16, and beyond. EBIT contracted 7% in the quarter, and 11% year to date, on very tough comparables. As a reminder, GTO's EBIT a year ago, at this time, was up 83%, year to date. That said, we expect GTO EBIT to grow for the full year, and contribute to Broadridge's overall growth.

I'm now on slide 10. This page shows our current outlook, which remains unchanged. Again, we expect adjusted EPS to be around the midpoint of the $2.42 to $2.52 range. And, we expect to be in the top half of the Recurring Revenue Closed Sales range of $110 million to $150 million. In closing, we're on track to deliver our full-year guidance. As Rich said, we're committed to our long-term financial objectives, which target over the next three years through FY17 on a compounded annual growth rate basis, recurring revenue growth of 7% to 10%, total revenue growth of 5% to 7%, and earnings growth of 9% to 11%. We are busy developing our operating plan for next year and look forward to updating you on our outlook for FY16, on our fourth quarter call in August.

Now, I'll turn the call back over to Rich.

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

Thanks, Jim.

Please turn to slide 11 for my concluding remarks, before we open up the call to your questions. I'm pleased with our third quarter and year-to-date financial performance, which was primarily driven by recurring revenues, including Net New Business gains, and the continuation of favorable market-based activities. Recurring revenue closed sales remain at record levels, increasing 14% to $27 million in the third quarter and increasing 75% to $108 million on a year-to-date basis. Given the strong year-to-date performance, we are reaffirming our full-year guidance. With $108 million in sales year to date, we expect sales to come in at the upper half of our guidance range of $110 million to $150 million, which would be another record. We also expect recurring fee revenue growth of 5% to 7%, and total revenue growth of 4% to 6%.

Finally, we anticipate adjusted diluted EPS to be around the midpoint of our guidance range, which calls for $2.42 to $2.52 per share, for the full year. I am very confident that Broadridge will continue to leverage its expertise and unique positioning, to introduce and develop the next generation of product solutions to further strengthen our existing client relationships and expand into new opportunities in the years ahead. Changes in the regulatory environment have created intense cost pressures, which have challenged firm's ROEs, and are driving the need for mutualization of non-differentiating costs and capabilities. Broadridge's solutions, such as trade and back-office processing, including APTP, are positioned to address these needs.

Broadridge has the opportunity to reduce print communications and create new, more efficient content channels that will allow financial firms to improve communications with their customers, creating a win for both our clients and for Broadridge. I remain enthusiastic about our digital strategy, which has already taken out over 60% of the paper around domestic proxy communications and where we, together with our clients, have saved the industry about $1.5 billion annually. Our emerging digital solutions like Fluent and Inlet provide Broadridge with an opportunity to continue to lead in this area.

Lastly, we believe there is significant opportunity for us in the area of data and analytics. By its very nature, Broadridge has unique data assets - like our data on every beneficial equity position for every investor - that can add tremendous business intelligence for our clients. Broadridge's Access Data and Shareholder Data Services are two examples of how our solutions are focused on this opportunity, working with our clients.

The financial services industry continues to evolve, driven by these secular trends of mutualization, digitization and data and analytics. The Broadridge business model has also evolved from being an entity that simply relied on market-driven transactional volumes to one that is now highly resilient, with a balanced portfolio and a reduced reliance on market factors. Enabled by these key trends, we believe that there are multiple paths to achieving our long-term objectives. By executing against these opportunities, we will enable Broadridge to achieve our long-term performance objectives, and maintain our trajectory to continue to provide top quartile shareholder returns, over any multi-year period. Our business model builds off of a strong and growing base of recurring revenues, creating a high level of predictability.

Since we held Investor Day in December, our message has not changed. Broadridge remains committed to delivering top quartile stockholder returns over any multi-year period. And, we are on track to do just that, against our current three-year performance objectives. We believe that strong sales performance, a successful tuck-in acquisition strategy and returning capital to stockholders, will enable us to continue to achieve our three-year performance objectives and continue to generate sustainable top quartile stockholder returns over any multi-year period.

We're off to a great start towards achieving our three-year performance objectives, which include recurring fee growth of 7% to 10% and earnings growth of 9% to 11%. Our focus now is on a strong finish to FY15, and planning for another solid year's performance in FY16. Finally, I would like to take this opportunity to again personally acknowledge our highly engaged, talented associates. Their day-to-day drive and long-term commitment are the foundation of Broadridge's culture and I remain extremely grateful for all of their efforts.

I will now turn the call over to Janeesa, the operator, and we look forward to taking your questions.

QUESTION AND ANSWER

Operator
(Operator Instructions)

David Togut.

David Togut - Evercore ISI - Analyst

Thank you, good morning Rich and Jim. Good to see the 14% growth in recurring revenue closed sales in the quarter. My question, Rich, is you outlined the three broad drivers of demand. But could you, perhaps, get a little bit more granular in talking about what drove the booking strength in Q3?

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

Sure. Dave, what I really do love about this trend of mutualization is that, this is what we've been doing forever. I'm not talking about just as Broadridge. I'm not talking about when I sold my communications business to ADP, back in 1989. I'm talking about when Henry Taub founded the business in 1961, the brokerage group not the payroll business.

And so, there's a natural extension, in terms of all the products we have, into fitting into that mutualization category. I would put that into the bulk of it. With that said, mutualization also applies to the communications space. And we continue to have wins in that space. Where, it's just more efficient to outsource that. And we continue to add data and analytics capabilities.

A good example is our Bonaire acquisition. If something, whereby, that gave us both data and analytics capabilities, as well as mutualization capabilities, it's tied specifically to expense management, but it's a really slick rules-based engine. Dave, as you and I have talked about, it's not when you look back and say, well this is a hot product or that is a hot product. We hot had trends and a number of products, a large good effective number of products, that fit into the hot trends.

But, in virtually in every case, we're enabling the client to outsource a non-differentiating function, in some cases, giving them differentiation beyond what they already had. And in all cases, giving them a lower cost. And most importantly, far better functionality with all of our data security capabilities, which the industry continues to view as a benchmark, whether it be for a vendor or an internal standard.

All in all, it's the products set moving in the right direction. And one last thing, Dave. That's why adding these tuck-ins, to take advantage of that overall brand halo, the distribution channel and the trends. And, getting these products to our level of industrial-strength and data security, also gives us momentum and confidence in these tuck-ins.

David Togut - Evercore ISI - Analyst

Thank you, that's helpful. Shifting over to R&D, for the last couple of years, Rich, you've highlighted a step up in R&D, as you've seen a number of opportunities to accelerate investments in internal programs. Where do you stand with R&D for the year? And how should we think about R&D beyond this year, just quantifying investments?

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

Sure. Dave, we had an unusual year, last year. As you know, a very unusually successful year. Beyond beating guidance and adjusting guidance up, we also ramped up internal development. When Jim joined us, we sat down and we said, we're really where we should be.

So, given that we're comfortable where we are, I would say that we're executing the year, and there's always gives and takes. And, there's always some things that are not exactly what you anticipated at the beginning of the year. But all in all, I'm very comfortable with the level of investment we have, and that level of investment enabling us to drive to the three-year objectives that we laid out.

One simple example, we planned on more cyber capabilities this year. And I'm sure, when we're done adding up everything for the year, we're probably going to have spent a little more than we even planned on. Ultimately, I view that as part of being in business.

But I also am ecstatic that the things we're doing, and investing in the business, whether it be product, resiliency or capabilities, are all things that have furthered differentiating Broadridge, to enable us both to retain the clients we have, as well as attract new clients. Because, we really are a very safe place to do business with, from a functionality, reliability, resiliency, and security point of view.

David Togut - Evercore ISI - Analyst

A quick final question. On the balance sheet, you highlighted at Investor Day, an interest in lifting leverage, being more opportunistic on acquisitions. And, you've certainly done that in the last couple of months. Should we continue to look for tuck-in acquisitions? Are you thinking about doing something larger in scale?

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

Dave, we're six months, about, past Investor Day. And, I would say we're right on the line of everything we laid out, right down the middle of the fairway. So, I feel good about where we are. I've talked about this many times. Tuck-ins are things that we can generally get our hands around. Tuck-ins are things we can dive into, we can integrate more easily.

And so, again I will never say never to a larger transaction. I still can't think of one that I think that the risk is something that I would be comfortable with, at this point in time. Or that the fit is completely comfortable. So, given the success we've had with tuck-ins, you should believe that it's the success we've had that, more than likely, will drive us to stay on that same path. And, we certainly feel good about the transactions we announced in this quarter.

Operator

Peter Heckmann.

Peter Heckmann - Avondale Partners - Analyst

Good morning, gentlemen. Jim, could you give me the shares outstanding at the end of the period? I'm not sure if it's just the weighted average that skews it. But, looks like shares increased, sequentially, despite a pretty significant buyback.

Jim Young - Broadridge Financial Solutions Inc. - CFO

Yes. It's 125 million weighted average diluted at the end of the period. What you're observing is some activity of exercise of options that happened in the December quarter, as well as in the March quarter. And then, think about the share repurchase coming later in our third quarter. The weighting isn't really showing up, yet. It would show up more in the fourth quarter, and beyond.

Peter Heckmann - Avondale Partners - Analyst

Okay, that is helpful. And then, can you comment on event driven bookings? It looked like, for the first half, event driven bookings were up about 45%. A good quarter for event driven revenue. Rich, do you think we're seeing an uptick in mutual fund activities, that could be sustainable? Or, do you attribute it just to one or two or three fund families that had to do a proxy?

Rich Daly - Broadridge Financial Solutions Inc. – President & CEO

The answer is going to be kind of, sort of, yes; to all of the above. What do I mean by that? When event driven went down, post the crisis, the data and the studies we did, with outside consultants and ourselves, said that, although it was unlikely, particularly with a lot of the Boston funds re-incorporating to Delaware, it was unlikely that we would average between 20% to 22% of fund positions, going forward.

It seemed just based on the normal mortality of fund directors, that we really should be in the 15%, 16% range. And yet, for years we were below that. Until the year is over, because the answer of kind of, sort of, yes is, a couple of funds will always drive this, for the larger funds. And, depending on what quarter they fall in, it will look like we are either slightly ahead, slightly behind but where we're thinking we're going to be for the year.

So, this is one of these things where, unlike proxy season and Broadridge overall, where we know the majority of our year and earnings are going to happen in the last quarter. This is something where, it's going to be driven by the timing of those boards, and when they decide to go to market.

With all that said, we've believed for a long time that, the mid teens is about where the mutual fund activity should be. If we had to guess right now, it kind of looks like that might be where we're tracking for this year. Okay? And so, I do believe that the data says that, on average, that's where we should be, going forward. But, it will vary unlikely be -- if you want to pick the midpoint, 15%, of mid teens, it's very unlikely it will be 15% a year, every year.

It could still be 10%, or it could be 20%. But it's likely, more to be closer to that midpoint, separating out any other anomalies. We like the event driven revenue. We like it because it grows with fund positions. We like it because it's good revenue that fits very well into our relatively fixed-course infrastructure of the communications machine. And so, we are particularly pleased this year to be back to average.

Operator

George Mihalos.

George Mihalos - Credit Suisse - Analyst

Hello, guys. Good morning, thanks for taking my question. I wanted to start off on the new sales side, again, those continuing to be very strong. I think year on year, you're up something like 74% or 75%.

Rich, is there any reason why you won't eclipse the $150 million mark you have out there, for new sales for the year? Is that just timing? Is anything different in the pipeline? Any color you can provide there.

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

Sure. George, it is 75%. And, we are very pleased. And, I jokingly say my cardiologist is very pleased. Because, for whatever reason, we always seem to be back-ended, on the sales. And, this year, we started right out of the gate strongly. We had a record first half, record year to date, where we are right now.

Timing always comes into play. To me, the most important thing is, is what you heard me say earlier today. We've got a lot of product that aligns with what the industry needs. And so larger deals this year have certainly helped us. We've got lots of things that fit into our, I'll call it, the blocking and tackling category as well.

And so, even at this point, I can't tell you with certainty, what the number will be at the end of the year. And, I can't tell you with certainty, if it would be above or beyond the high end of that range. And, I'm never going to raise guidance on anything unless -- look, there are no guaranties, but, unless I can say it with a high level of certainty.

We feel good about sales. But, it's not the year. We feel good about sales momentum overall, and what it means to our three-year objectives we laid out on Investor Day. And George, that is what is driving this management team. If there's an opportunity to do something in this plan, that we think enhances our ability to deliver a number next year and beyond, you should expect us to do that, rather than jamming something into this year. Even given the fact it is so much fun, if and when you ever get to beat guidance, to announce it.

George Mihalos - Credit Suisse - Analyst

Okay, great. I appreciate the color. And then, maybe just to switch gears a little bit. Jim, on the GTO side, on the margin side. How are you thinking about long-term margin expansion, within the GTO segment? I think, if I'm not mistaken, you said it will be absolute EBIT accretive, 2015 over 2014. Did I catch that correctly?

Jim Young - Broadridge Financial Solutions Inc. - CFO

That's right, George. We continue to be very happy with the GTO performance, especially as we see the sales growth. And the sales growth that Rich was just talking about, GTO is every part of that story.

Specifically to your margin question, year to date, sitting at 17.8%, which is a very consistent with the outlook we provided in the beginning of the year, which was mid 17%s. We think, with the type of revenue growth that we're looking at, that long-term, that GTO will continue to be part of our margin accretion story. We don't have any specific guidance. But, absolutely part of the overall Broadridge margin accretion story.

Operator

Christopher Donat.

Christopher Donat - Sandler O'Neill & Partners - Analyst

Good morning, gentlemen. Rich, I know you answered one question by saying, you never say never to a large acquisition, or about a large acquisition. Just because it is in the press this week, with SunGard potentially considering an IPO, potentially considering a sale. On your potential appetite for a very large acquisition, can you put that in context of your willingness to -- you've already mentioned, you don't see anything that has the fit, or the risk, that you would like. Also, even your willingness to extend your debt to EBITDAR ratio above two times. Is that -- you won't go about that? Or, is that more flexible for the right, unique opportunity?

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

I'm going to stick with -- you should not read anything into this. At 61 years old, if I think about all the things I said I would never do when I was 18 -- never say never is a life philosophy for me, as much as it is a business philosophy. Let's stick though, to the real key thing of why Broadridge is Broadridge. We laid out in Investor Day, clear three-year guidance.

We think we have the opportunity to create shareholder value, heading down what is a reasonable path, with understandable risks, opportunities and challenges. And that we can execute against that, and create top quartile shareholder returns over that period of time.

If we were going to look at a transaction, and a transformative transaction, I don't know how I could easily say to our shareholders what I just said to you about the path we're on right now. No one has ever presented any large transaction -- and look, I've seen my fair share of bankers. I have a very high regard for them. But, when they show me -- and here is the core synergy number, I say wow, that's a great number. Tell me how you get to it. And if it's, well there's got to be $200 million of benefit in there. That doesn't fit our normal strict criteria of understanding the financial risk, et cetera, et cetera.

When they say there's got to be product synergy, I say great. I love product synergy. When they tell me there's going to be tax benefits, I say I love tax benefits. And by the way, even on the tax benefits, I often walk away very unsatisfied at the answer.

And so, if we're as focused, and one would even argue anal, as we are on a tuck-in, it's highly unlikely that we would be able to get to the level of comfort we would need to, on something that would completely derail our three-year plan, and create an entirely new model. If we were a business that was saying, we have to transform where we are to another place. We don't have the growth in the markets we're serving. We don't have the products we need to go forward. That would be an entirely different story.

But that is not the Broadridge story. The Broadridge story is, on Investor Day we laid out a plan that we believe is tangible, is understandable and is executable. And, you should be leaving this call thinking, that's what our intention is to do. We're always interested in ways to create greater value. But, we're not -- we have no need to create any significant amount of risk, particularly given the huge market opportunity we have right now.

Operator

Stephanie Davis.

Stephanie Davis - JPMorgan - Analyst

Good morning, Rich. Good morning, Jim. Thank you for taking my questions. You've been achieving really solid new sales in the past few quarters. How much of that is driven by the new sales force investments, versus maybe better execution, or a better selling environment?

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

You don't want to add in there, the brilliant vision of the CEO, Stephanie?

Stephanie Davis - JPMorgan - Analyst

Yes, of course, the brilliant vision of you, Rich. (Laughter)

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

I'll start with that. And Jim, you can go in there as well. I'm very pleased with the momentum of sales. And, I'm very pleased with the momentum of the sales organization. And, I'm very pleased with the changes in the organization, in particular, Chris Perry joining us, as the leader of these revenue activities.

That momentum is going to continue to build. But, we laid out clearly, we wanted to transform. And, this starts when Tim Gokey was doing double duty for us. And Tim identified a need for us to have a more consultative approach. Tim started those efforts. Chris is doing double duty on those efforts.

But, particularly on some of the larger transactions and some of the larger dialogues we're in. The investments that we've made in sales, one would say we're getting a very good return on. And as we all know, when you make an investment into something intangible like that, it's normally pretty difficult to say whether you are getting the return that you would hope to get, or not.

In this case, is not difficult. It's pretty clear we are getting a pretty nice return. And, we fully intend for this momentum to continue. And, that also ties to product management. That also ties to ensuring that we have more product, whether it be building or acquiring through a tuck-in, to drive to the market and take advantage of our brand distribution channel, and the industry's needs to mutualize non-differentiating costs, and create better functionality through vendors they can trust.

Stephanie Davis - JPMorgan - Analyst

Good to hear. On the recent large transaction wins, just on that topic, could you give an update on the Accenture Post-Trade Processing deal?

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

Sure. It is a transaction that the world is watching, certainly the international world. The operations piece has gone live. The processing pieces are taking a little longer than originally hoped. It is very complicated. One thing about Broadridge, they usually are very clearly -- in terms of the processing piece, it's our technology. And, Broadridge has been at this for 50 plus years, I've been at this for 25 plus years. We have never not successfully completed a conversion. And, we're well on the path to doing that.

This was, to some degree, uncharted waters, because of the new nature of what we're doing in Europe, Asia, the Middle East et cetera. And, having an announced second transaction, 2016 is going to be a pretty big year for all of this activity. And, the dialogues that we're still having with entities out there, as they watch to see these transactions go live, and as they recognize with their pressured ROEs, and the need to mutualize non-differentiated costs of this nature.

We think that the timing, and the importance of this utility, is going to serve Broadridge, Accenture and our clients extraordinarily well. It has been a lot of work. And I think it's work -- it's been a lot of work and there's costs related to that work. But, it's work and costs that we think also adds to our confidence, as we look at our three-year objectives, as we go forward.

Operator

Niamh Alexander.

Niamh Alexander - Keefe, Bruyette & Woods, Inc. - Analyst

Hi. This is Niamh Alexander. Thanks for taking my questions. If I could just loop back to the GTO business now, gentlemen. We've discussed this the past but, with respect to your international customers in the US, I think that has been, traditionally, a big part of your business.

We're hearing more about these international banks, and the capital markets businesses pulling back more, like Deutsche Bank, and Barclays and RBS. They seem to be pulling back a lot more in the capital markets area. How should we think about, maybe, some risks to your processing business there? Are you pretty comfortable with what you have, in the closed sales, that you've got it covered with the guidance?

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

Okay. There is the ROE pressure, as well as the regulatory pressure need, is clearly driving lots of activity for us. At the same time, they are going to be forced to look at their business models. In terms of certain aspects of the business, high-frequency trading, and other, I'll call it program activities, where there has been risk that has been flushed out. Those businesses, historically, have not contributed significantly, even though we do the processing.

But, processing that doesn't require asset servicing beyond that, were in nets-out at the end of the day of those type of activities, really provide pretty low revenue, and low contribution to us. There have been many times during these calls, questions from clients who are in these businesses saying, gee, our trading volumes are down. Why aren't your trading volumes down? And, it's not that the trading volume wasn't down, it was that the revenue we were getting from those trades, made far less of a revenue contribution than the percentage of trades it represents. And, that's why we actually, in our trading in GTO, had revenue that, at times, seemed counterintuitive to volumes being down at our clients.

With that said, taking more of the functions out, which has been clearly part of the sales of this year. That same activity that is putting pressure on them, in these businesses, has made them more willing, even if they're already using our technology, on an ASP model, to say you know what? Let me become one of your outsourcing clients as well. Because, I have to find a way to lower costs.

Because it's both a revenue challenge, in terms of what the regulators are allowing them to do, as well as the cost challenge of running the business. All of which nets-out to the same ROE dialogues. In my perfect world, I wish that everybody wanted to outsource and their volumes were going up simultaneously. Historically, there has been a less of a willingness to outsource, or mutualize costs, when everybody's volumes are going up, and everybody is making more money. I don't think we'll ever have the perfect environment. But right now, the environment of people's willingness to shed activities to us, is about as high as I can recall it being in my career. And, they're still going to need things to do to be in business. So, I just don't see them getting out of equities, or fixed income, on a complete basis. And, the pieces that they are likely to do, going forward, we anticipate being the pieces that we do get paid the full fees for, which require all of the asset servicing, and the other activities. Not perfect. But, it's been something we've been living with, really, since the financial crisis.

Operator

We have no further questions at this time. I will now turn the call back over to Mr. Daly.

Rich Daly - Broadridge Financial Solutions Inc. - President & CEO

First of all, thank you for your questions. And certainly, thank you for your participation. On Tuesday, May 12th, in New York City, we're going to have our Investor Luncheon. Jim, Brian and I look forward to meeting with you, hopefully at that luncheon. Or if not, in the near future. And again, thanks so much. Choose to have a great day. We're certainly going to do that here at Broadridge.

Operator

This concludes today's Broadridge Financial Solutions, Inc. third quarter 2015 earnings conference call. Thank you for your participation, you may now disconnect.